                                                                    Exhibit 99.2


                                  ANNUAL REPORT

                  For the fiscal year ended September 30, 2000


                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN
                        ---------------------------------
                            (Full title of the plan)


                               4-D NEUROIMAGING
                   (formerly Biomagnetic Technologies, Inc.)
          9727 Pacific Heights Blvd., San Diego, California 92121-3719
          ------------------------------------------------------------
               (Name of issuer of the securities held pursuant to
           the plan and the address of its principal executive office)

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN


                          INDEX TO FINANCIAL STATEMENTS


                                                                  Page
                                                                  ----
Report of Independent Public Accountants                           2

Statements of Net Assets Available for Benefits                    3
at September 30, 2000 and 1999

Statements of Changes in Net Assets Available for Benefits         4
for the years ended September 30, 2000, 1999 and 1998

Notes to Financial Statements                                      5

Signatures                                                         9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Administrative Committee and Participants of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan:

We have audited the accompanying statements of net assets available for benefits of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Plan") as of September 30, 2000 and 1999, and the related statements of changes in net assets available for benefits for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2000 and 1999, and the changes in its net assets available for benefits for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Plan will continue as a going concern. As discussed in Note C to the financial statements, 4-D Neuroimaging (the "Company," formerly Biomagnetic Technologies, Inc.) has historically reported significant net losses and negative cash flows from operations and has serious liquidity concerns. As of September 30, 2000, the Company had a working capital deficiency of $14,186,000 and a shareholders' deficit of $3,720,000. Further, on December 29, 2000, the Company did not make payment at maturity of a note payable to a bank of $11.9 million, including accrued interest. These matters raise substantial doubt about the Plan's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Arthur Andersen LLP
San Diego, California
January 25, 2001

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS


                                               September 30,
                                           --------------------
                                             2000        1999
                                           --------    --------
Assets:

    Cash and cash equivalents              $ 64,913    $ 78,091

    Participant contributions receivable     11,699          --

                                           --------    --------
                                             76,612      78,091
Liabilities:

    Payable to participants                 (76,612)         --

                                           --------    --------
Net assets available for benefits          $      -    $ 78,091
                                           ========    ========

                 See accompanying notes to financial statements

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                                                   Years Ended September 30,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                                ----        ----        ----
Participant contributions                                     $104,679     $68,688     $77,277
Interest income                                                  2,526       1,186       3,229
Benefits paid to participants                                 (185,296)    (33,973)   (182,046)
                                                              ---------    --------   ---------
Net (decrease) increase in net assets
   available for benefits                                      (78,091)     35,901    (101,540)

Net assets available for benefits:

         Beginning of year                                      78,091      42,190     143,730
                                                              ---------    --------   ---------
         End of year                                          $      -     $78,091     $42,190
                                                              =========    ========   =========


                 See accompanying notes to financial statements

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS


NOTE A.  PLAN DESCRIPTION

In January 1992, the shareholders approved the establishment of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Plan") under Section 423 of the Internal Revenue Code. The Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in 4-D Neuroimaging (the "Company," formerly Biomagnetic Technologies, Inc.) through the acquisition of purchase rights, implemented in a series of purchase periods. The Plan is administered by a committee of two or more members of the Company's board of directors (the "Plan Administrator"), as appointed by such board.

Generally, employees are eligible for participation in the Plan in the calendar quarter following their first 90 days of continuous employment with the Company. After enrollment, payroll deductions are made to acquire shares under the Plan up to a maximum of the lesser of 15% of base salary or $25,000 per calendar year. Participants are fully vested at all times in the portion of their account attributable to their contributions. A participant may purchase a maximum of 40,000 shares during any one purchase period. In addition, each participant is limited to purchases of $25,000 worth of the Company's stock when combined with any other Company stock purchase plan during any calendar year. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant, own more than 5% of the total combined voting power of the Company.

The purchase price of the shares is the lesser of 85% of the fair market value of the shares on the date the purchase right is granted or 85% of the fair market value of the shares on the date the purchase period ends. The purchase rights may be terminated by the participant at any time. The balance in the participant's account, including accrued interest, which is credited to the participant's account based on the participant's contributions proportionate to the total contributions of all participants, will be returned to the participant upon such termination. In addition, if the participant's employment is terminated, any outstanding purchase rights are terminated and the balance in the payroll deduction account will be returned to the participant. If the participant dies or is permanently disabled, the participant's estate or the participant has the option to receive the balance in the payroll deduction account or purchase the shares at the end of the purchase period.

The Plan provides for automatic purchase of shares from the funds deducted from the participant's pay and earnings thereon at the end of the purchase period, subject to a pro-rata allocation if the Plan is oversubscribed.

The Plan will terminate upon the earlier of (i) December 31, 2001, (ii) sale of all shares available for issuance or, (iii) termination by the Company immediately following the close of any purchase period. The total number of shares authorized for future purchases under the Plan is 320,631 at September 30, 2000. The purchase period from April 1, 1998 to March 31, 2000 resulted in the issuance of 247,913 shares of common stock of the Company. The purchase period from April 1, 2000 to September 30, 2000 resulted in the issuance of 67,405 shares of common stock of the Company. The next purchase period is from October 1, 2000 to March 31, 2001.

Participants should refer to the Plan document for a more complete description of the Plan's provisions.

NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The Plan's financial statements are prepared on the accrual basis of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less. Cash equivalents, consisting principally of money market accounts, are stated at cost, which approximates market value. Cash and cash equivalents are held in a Company administered bank account and all investment decisions are directed by the Plan Administrator.

PAYABLE TO PARTICIPANTS

Payable to participants represents $55,627 of cash payout elections and $20,985 of stock purchase elections made by participants at the end of the September 30, 2000 purchase period.

INTEREST INCOME

Interest income is recorded on the accrual basis.

ADMINISTRATIVE EXPENSES OF THE PLAN

All expenses incurred in the administration of the Plan are paid by the Company.

CONTRIBUTIONS

Contributions to the Plan originate from after-tax payroll deductions of the participants.

BENEFITS PAID

Benefits paid represent the cost to the participants of the stock acquired as well as any cash payouts due to terminations or elections by the participants.

INCOME TAXES

The Plan Administrator believes that the Plan was established under, and is operated in compliance with, Section 423 of the Internal Revenue Code. Therefore, the Plan Administrator believes the Plan and earnings of the Plan are tax exempt as of the financial statement date.

NOTE C.  OPERATIONS AND CAPITAL RESOURCES OF THE COMPANY

The Company is experiencing serious liquidity issues and incurred net losses of $8,127,000, $7,464,000 and $4,968,000 in fiscal 2000, 1999 and 1998, respectively. The Company had negative cash flows from operations of $5,217,000, $8,602,000 and $5,520,000 in fiscal 2000, 1999 and 1998, respectively. At
September 30, 2000, the Company had an accumulated deficit of $106,413,000, a net capital deficiency of $3,720,000 and working capital deficiency of $14,186,000.

On December 29, 2000, the Company did not make a principal payment at maturity of a note payable originating from the acquisition of Neuromag Oy, (the "Neuromag Note") totaling $11,400,000, and related accrued interest of $540,000. The Neuromag Note had an original maturity date of June 30, 2000. In June 2000, the Company obtained loans totaling approximately $835,000 from Brain Diagnostics Network, a related party, and used approximately $485,000 of the proceeds to pay interest due AIG at June 22, 2000 in conjunction with extending the maturity to December 29, 2000. During September 2000, the Company borrowed approximately $450,000 from Swisspartners Investment Network, Ltd., a related party, for working capital purposes.

The Company is currently negotiating with AIG to extend the maturity of the Neuromag Note to December 29, 2001. There can be no assurance that the Company will be successful in negotiating an extension on terms acceptable to the Company, if at all. The Neuromag Note is secured by the shares of Neuromag Oy and is guaranteed by an entity affiliated with a member of the Company's Board of Directors. As a result of the non-payment of principal and interest on December 29, 2000, AIG has the right to exercise its security interest and take ownership of Neuromag Oy. As of January 25, 2001, AIG has not exercised such right.

In an event of acceleration of the Company's indebtedness, it is possible that the Company may be required to seek protection under bankruptcy laws, either voluntarily or involuntarily.

Historically, the Company has been dependent on certain of its shareholders and board members to raise the capital necessary to fund its operations and meet its obligations. Management is currently attempting to raise additional capital. In an effort to address its operational and liquidity issues, management is developing cost reduction measures on a worldwide basis to bring its cost structure more in line with expected revenues. If management is not successful in initiating and executing its plans, management anticipates that capital, working capital, and debt service requirements in fiscal 2001 will substantially exceed cash projected to be generated by MSI systems sales.

Based on its current operating plans, revenue expectations, expected capital expenditures, expected working capital requirements and existing capital resources, the Company anticipates that it will be able to fund operations through March 2001, assuming that the Company will be able to extend the maturity of its Neuromag Note as discussed above.

The accompanying financial statements have been prepared assuming that the Plan will continue as a going concern. The Plan's continuance is dependent on the Company's ability to continue as a going concern. Based on the factors described above, there is substantial doubt about the Company's, and therefore the Plan's, ability to continue as a going concern.

Participants should refer to the Company's filing on Form 10-K for its year ended September 30, 2000 for a complete presentation of the Company's financial position, results of operations, and risks and uncertainties.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


       BIOMAGNETIC TECHNOLOGIES, INC.
       1992 EMPLOYEE STOCK PURCHASE PLAN


 By: /s/  D. Scott Buchanan                           Date: January 29, 2001
     ----------------------------                     -----------------------
          D. Scott Buchanan
          Biomagnetic Technologies, Inc.
          1992 Employee Stock Purchase
          Plan Administrative Committee